EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-265452 on Form F-3 of our reports dated 24 February 2023, relating to the financial statements of Lloyds Banking Group plc and the effectiveness of Lloyds Banking Group plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2022.

/s/ Deloitte LLP
London, United Kingdom
24 February 2023